Exhibit 99.1

FOR IMMEDIATE RELEASE

Jamie Fulmer (864) 342-5633

jfulmer@advanceamerica.net

Advance America Completes Acquisition of Approximately 300 Retail Consumer Finance Locations

SPARTANBURG, S.C., October 10, 2011 — Advance America, Cash Advance Centers, Inc. (NYSE: AEA), announced today that it has completed its previously disclosed purchase of substantially all of the assets of CompuCredit’s retail storefront consumer finance business consisting of approximately 300 centers located in Alabama, Colorado, Kentucky, Ohio, Oklahoma, Mississippi, South Carolina, Tennessee, and Wisconsin.  The purchase price is approximately $46.7 million, comprised of the $45.6 million contract amount and a working capital adjustment of approximately $1.1 million, and is subject to possible post-closing adjustments and indemnities.

Commenting on today’s announcement, Advance America’s President and Chief Executive Officer, Patrick O’Shaughnessy said, “We are pleased to finalize Advance America’s acquisition of CompuCredit’s storefront business. This addition to our retail footprint will help to grow our business, and allow us to expand access to affordable financial services and provide added value for our stakeholders. I look forward to our new coworkers joining the rest of our dedicated Advance America team, and together strengthening our commitment to providing excellent customer service and reliable and cost-effective financial tools for American consumers.”

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About Advance America Cash Advance

Founded in 1997, Advance America, Cash Advance Centers, Inc. (NYSE: AEA) is the country’s leading provider of non-bank cash advance services, with approximately 2,650 centers and 55 limited licensees in 29 states, the United Kingdom, and Canada. The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices. Please visit www.advanceamerica.net for more information.

Forward-Looking Statements and Information

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance (including, but not limited to, the Company’s ability to execute its long-term strategy and to manage operational efficiencies across its national footprint), our business strategy, legislative and regulatory developments in our industry, our ability to  integrate acquired assets in a manner that will be accretive to our earnings, strengthen the consumer demand for and access to our short-term credit products, and provide immediate long-term added value to our shareholders,  are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable.  Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements.  For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, copies of which are available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamerica.net